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                                                                       Exhibit 1
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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (913) 295-3000
Security Management Company


February 25, 1997

Security Cash Fund
700 Harrison Street
Topeka, KS 66636-0001

Dear Sir/Madam:

I refer to the Rule 24f-2 Notice for File No. 2-68387, of Security Cash Fund, a Kansas corporation, hereinafter referred to as the "Company," being filed with the Securities and Exchange Commission for the purpose of reporting under the Securities Act of 1933 the 310,586,017 shares of the $.10 par value capital stock of the Company sold during the fiscal year ended December 31, 1996.

I have examined the Articles of Incorporation and the bylaws of the Company, minutes of the applicable meetings of the Board of Directors and stockholders of the Company, and other corporate records, applicable certificates of public officials, and other documents I have deemed relevant.

Based upon the foregoing, it is my opinion that:

(1) The Company is duly organized, existing and in good standing under the laws of the State of Kansas.

(2) The Company has authorization to sell an indefinite number of shares of capital stock of the par value of $.10 per share pursuant to an indefinite registration of such shares made effective October 22, 1980.

(3) All necessary corporate actions have been taken to authorize the sale by the Company, for the consideration set forth in the registration statement, of the 310,586,017 shares (aggregate sale price of $310,586,017) of capital stock of the Company and, upon the sale by the Company of those shares, they were duly issued, fully paid and nonassessable.

I hereby consent to the inclusion in said Rule 24f-2 Notice of my foregoing opinion filed as Exhibit 1 thereto.

Very truly yours,

AMY J. LEE

Amy J. Lee
Vice President, Associate General
Counsel and Assistant Secretary
Security Benefit Life Insurance Company